EXHIBIT 99.15
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AT THE TRUST
Robert G. Higgins                      Investor Relations
First Vice President, General Counsel  L.G. Schafran - Chairman and
630-218-7255                           Interim CEO/President
bhiggins@banyanreit.com                630-218-7250
                                       ir@banyanreit.com




FOR IMMEDIATE RELEASE
Thursday, July 11, 2002




         NASDAQ DENIES BANYAN STRATEGIC REALTY TRUST'S APPEAL;
                SHARES TO BE DELISTED ON JULY 12, 2002


OAK BROOK, ILLINOIS - JULY 11, 2002 - BANYAN STRATEGIC REALTY TRUST (Nasdaq: BSRTS) announced today that it has been notified by representatives of the Nasdaq Listing Qualifications Panel, that Banyan's June 20, 2002 appeal of a determination to delist Banyan's shares of beneficial interest has been denied. Accordingly, the Trust will consent to a delisting of its shares as of the opening of the market on July 12, 2002.

     As previously announced, Banyan was first notified on February 15, 2002, that it would be subject to delisting if the closing price of its shares did not exceed the $1.00 minimum bid price for ten consecutive trading days during the 90-day period ending on May 15, 2002. In May, Nasdaq notified Banyan of the imminent delisting.

     Banyan appealed on the basis that its diminished stock price was not unintended, but rather was in keeping with its Plan of Termination and Liquidation, adopted in January of 2001. Banyan asserted that the reduced stock price directly related to $5.25 per share in liquidating distributions made since May of 2001, rather than any other diminution in value of the business. Nasdaq offered to transfer Banyan's listing to its Small Cap Market, but Banyan has declined, because of the $45,000 cost involved in a transfer of the listing.

     Banyan anticipates that its shares may now be quoted on the Over the Counter Bulletin Board ("OTCBB"), but there can be no assurance that a market for these shares will develop. Investors do not have direct access to the OTCBB and must contact a broker/dealer to trade OTCBB securities. Further information about the OTCBB is available at www.otcbb.com.

     Banyan Interim President, CEO and Chairman, L.G. Schafran, commented:
"We are disappointed that the Nasdaq Panel did not elect to adopt the exception to its rules that we suggested would be appropriate in a liquidation situation. We continue to believe that the Nasdaq rules are deficient, because they fail to provide continual listing for a company, like ours, that adopts and then executes an orderly plan of liquidation. We encourage our shareholders and potential investors to trade our shares on the Over the Counter Bulletin Board."







                                -more-

BANYAN STRATEGIC REALTY TRUST
ADD 1




     Banyan Strategic Realty Trust is an equity Real Estate Investment Trust (REIT) that adopted a Plan of Termination and Liquidation on January 5, 2001. On May 17, 2001, the Trust sold approximately 85% of its portfolio in a single transaction. Other properties were sold on April 1, 2002 and May 1, 2002. Banyan now owns a leasehold interest in one (1) real estate property located in Atlanta, Georgia, representing approximately 9% of its original portfolio. This property is subject to a contract of sale, currently scheduled to close on September 17, 2002. Since adopting the Plan of Termination and Liquidation, Banyan has made liquidating distributions totaling $5.25 per share. An additional distribution of $0.20 per share is scheduled for July 15, 2002 to shareholders of record as of July 1, 2002. As of this date, the Trust has 15,496,806 shares of beneficial interest outstanding.




Except for the historical information contained herein, certain matters discussed in this release are forward-looking statements, the achievement of which involve risks and uncertainties such as the sale of the Trust's remaining property, the amount of the remaining liquidating distributions, the outcome of pending litigation and other risks and uncertainties that are detailed from time to time in the Trust's reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 2001 which was filed with the Securities and Exchange Commission on March 21, 2002. Please see also the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section which was included in our Form 10-Q for the quarter ended March 31, 2002 which was filed with the Securities and Exchange Commission on May 6, 2002. Without limitation, the foregoing words such as "anticipates", "expects", "intends", "plans", and similar expressions are intended to identify forward-looking statements.







          See Banyan's Website at http://www.banyanreit.com.



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